Exhibit 3.3

FORM OF

KBS REAL ESTATE INVESTMENT TRUST III, INC.

ARTICLES OF AMENDMENT

KBS Real Estate Investment Trust III, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Section 5.1 of the charter (the “Charter”) of the Corporation is hereby amended and replaced in its entirety as follows:

Section 5.1. Authorized Shares. The Corporation has authority to issue 2,000,000,000 shares of common stock, $0.01 par value per share (“Common Stock”), all of which shall be designated as “Class I Common Stock,” and 10,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of Capital Stock having par value is $20,100,000. If shares of Capital Stock of one class are classified or reclassified into shares of Capital Stock of another class pursuant to this Article V, the number of authorized shares of Capital Stock of the former class shall be automatically decreased and the number of shares of Capital Stock of the latter class shall be automatically increased, in each case by the number of shares of Capital Stock so classified or reclassified, so that the aggregate number of shares of Capital Stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of Capital Stock set forth in the first sentence of this paragraph. The board of directors, with the approval of a majority of the directors and without any action by the stockholders of the Corporation, may amend the charter from time to time to increase or decrease the aggregate number of shares of Capital Stock or the number of shares of Capital Stock of any class or series that the Corporation has the authority to issue.

SECOND: The foregoing amendment does not change the rights or preferences of the shares of outstanding Common Stock of the Company.

THIRD: The foregoing amendment to the Charter has been approved by a majority of the entire board of directors and the amendment is limited to a change expressly authorized by Section 2-105(a)(13) or Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

FOURTH: The total number of shares of Capital Stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter of the Corporation was 1,010,000,000, consisting of 1,000,000,000 shares of Common Stock, $0.01 par value per share, and 10,000,000 shares of Preferred Stock, $0.01 par value per share. Immediately prior to the foregoing amendment of the Charter, the aggregate par value of all authorized shares of Capital Stock having par value was $10,100,000.

FIFTH: The total number of shares of Capital Stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter of the Corporation is 2,010,000,000, consisting of 2,000,000,000 shares of Common Stock, $0.01 par value per share, and 10,000,000 shares of Preferred Stock, $0.01 par value per share. Pursuant to the foregoing amendment of the Charter, the aggregate par value of all authorized shares of Capital Stock having par value is $20,100,000.

SIXTH: The undersigned Chief Executive Officer and President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this     th day of                     , 2020.

KBS REAL ESTATE INVESTMENT TRUST III, INC.

By: Charles J. Schreiber, Jr.,
Chief Executive Officer and President

[CORPORATE SEAL]

Attest:

Jeffrey K. Waldvogel,
Secretary